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                                                                Christopher Wyse
                                                                    616-923-3417
                                          christopher j wyse@email.whirlpool.com
                                                     ---


                 WHIRLPOOL CORPORATION ANNOUNCES LAST STEP OF
                           1997 GLOBAL RESTRUCTURING



BENTON HARBOR, Mich. -- Jan. 13, 1998 -- Whirlpool Corporation (NYSE: WHR) today announced it will take a charge against fourth-quarter 1997 earnings to reduce costs in its Latin American operations. The Brazilian subsidiary charge will be about $44 million pre-tax, or $31 million after-tax, and when fully implemented annual after-tax cost savings to the Brazilian subsidiary of approximately $45 million are expected.

     The charge follows Whirlpool's recently completed purchase of a majority voting interest (66 percent) in Brasmotor S.A., the holding company that controls Multibras S.A., the largest appliance company in Latin America. Based on Whirlpool's ownership position, the financial impact of the charge to Whirlpool totals $14 million, or 19 cents per share, and Whirlpool expects to realize annual savings of $20 million, or 26 cents per share. Whirlpool will consolidate Latin American financials in the fourth quarter of 1997, based on its increased ownership position.

     "These moves strengthen our cost structure and solidify our leadership position in Brazil and throughout Latin America, and deal with the realities of the environment that we face in the region," said Whirlpool chairman and CEO David R. Whitwam.

     The charge is being incurred to improve efficiency and productivity in the Latin American operations. The restructuring, for which initial planning began earlier in 1997, will be largely completed by the end of the first quarter of 1998 and is expected to ultimately eliminate about 3,200 positions. This reduction will represent about 25 percent of the Brazilian appliance workforce. This action in Brazil is the final step in Whirlpool's global restructuring announced in September 1997.

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Whirlpool Announces Last Step of 1997 Global Restructuring -- add one
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     Whitwam also noted that the company experienced a pickup in its Brazilian business in December where unit volume sales were up substantially, following a downturn felt throughout the appliance industry over the previous four months. The company's current outlook assumes that full year 1998 industry volumes for Brazil should approximate 1997 levels.

     The Brasmotor group released preliminary unaudited earnings for both the fourth quarter and full-year 1997 this morning. Fourth quarter and full-year 1997 earnings for Whirlpool's share of the Brazilian subsidiary are expected to total $22 million and $78 million respectively, excluding the one-time charge. Fourth quarter and full-year 1996 earnings were $24 million and $92 million respectively.

     Whirlpool also indicated that its total consolidated fourth quarter and full-year 1997 earnings will be released in early February. Whitwam said that though audited earnings for both the fourth quarter and full-year 1997 are not yet available, he expects them to be in-line with recent analyst expectations, and to exceed last year's earnings by roughly 35 percent.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in about 140 countries.

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